AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998
                                                Registration No. 33-57257
                                                Registration No. 33-35172
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                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                   _______________

                            POST-EFFECTIVE AMENDMENT NO. 1
                                          TO
                                       FORM S-8
                                REGISTRATION STATEMENT
                                      UNDER THE
                                SECURITIES ACT OF 1933
                                   _______________

                           TELEPHONE AND DATA SYSTEMS, INC.
                (Exact name of registrant as specified in its charter)

               Delaware                                36-2669023
     (State or other jurisdiction                 (I.R.S. Employer
     of incorporation or organization)            Identification No.)

          30 North LaSalle Street, Suite 4000
          Chicago, Illinois                                      60602
          (Address of Principal Executive Offices)            (Zip Code)

            Telephone and Data Systems, Inc. 1994 Long-Term Incentive Plan Telephone and Data Systems, Inc. 1988 Stock Option and Stock Appreciation
                                       Rights Plan
                              (Full title of the plan)

                                   LeRoy T. Carlson
                                       Chairman
                           Telephone and Data Systems, Inc.
                         30 North LaSalle Street, Suite 4000
                               Chicago, Illinois  60602
                       (Name and address of agent for service)
                                    (312) 630-1900
                            (Telephone number, including
                          area code, of agent for service)
                                   _______________

                           CALCULATION OF REGISTRATION FEE
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
                                             Proposed Maximum  Proposed Maximum
   Title of Securities         Amount to be    Offering Price     Aggregate        Amount of
    to be Registered           Registered       Per Share     Offering Price   Registration Fee
------------------------------------------------------------------------------------------------

Common Shares                 921,651 shares       (1)              (1)              (1)
------------------------------------------------------------------------------------------------
United States Cellular Group
Common Shares                 921,651 shares       (1)              (1)              (1)
------------------------------------------------------------------------------------------------
TDS Telecommunications Group
Common Shares                 614,434 shares       (1)              (1)              (1)
------------------------------------------------------------------------------------------------
Aerial Communications Group
Common Shares                 614,434 shares       (1)              (1)              (1)
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

(1) Telephone and Data Systems, Inc, an Iowa corporation ("TDS Iowa"), has filed Registration Statements on Form S-8 related to the offer and sale of up to 800,000 its Common Shares pursuant to its 1994 Long-Term Incentive Plan (Registration No. 33-57257), of which 797,401 remain available for issuance, and up to 450,000 of its Common Shares pursuant to its 1988 Stock Option and Stock Appreciation Rights Plan (Registration No. 33-35172), of which 124,250 remain available for issuance, or a total of 921,651 Common
     Shares available for issuance pursuant to such plans.   The
     registration fee for such Common Shares was paid previously with the filing of the Registration Statements Nos. 33-57257 and 33-35172. Pursuant to Rule 414 under the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement Nos. 33-57257 and 33-35172 is being filed by the Registrant for the purpose of adopting Registration Statement Nos. 33-57257 and 33-35172 as its own for all purposes under the Securities Act of 1933 and the Securities Exchange Act of 1934, as a result of the merger of TDS Iowa into the Registrant for the purpose of reincorporating from Iowa to Delaware (the "Reincorporation
     Merger").   In connection with the Reincorporation Merger, the
     Registrant intends to distribute (the "Distribution") as a stock dividend one United States Cellular Group Common Share, two-thirds of a TDS Telecommunications Group Common Share and two-thirds of an Aerial Communications Group Common Share with respect to each outstanding Common Share and Series A Common Share of the Registrant outstanding on the record date for the Distribution. Pursuant to Rule 416 promulgated under the Securities Act of 1933, Registration Statements Nos. 33-57257 and 33-35172 are deemed to include such securities to be distributed as a stock dividend with respect to the Common Shares, since such securities are being offered or issued to prevent dilution from a stock dividend of such securities with respect to the Common Shares. Accordingly, no additional registration fee is required.

                                   EXPLANATORY NOTE


          This Post-Effective Amendment No. 1 by Telephone and Data Systems, Inc., a Delaware corporation ("TDS Delaware") relates to the Registration Statements on Form S-8 (File Nos. 33-57257 and 33-35172) of Telephone and Data Systems, Inc., an Iowa corporation ("TDS Iowa"), relating to its Common Shares previously registered for issuance under the 1994 Long-Term Incentive Plan and 1988 Stock Option and Stock Appreciation Rights Plan, as amended (the "Plans") of TDS Iowa. TDS Delaware has assumed the obligations of TDS Iowa under the Plans. Pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), TDS Delaware hereby adopts Registration Statement Nos. 33-57257 and 33-35172 as its own for all purposes under the 1933 Act and the Securities Exchange Act of 1934, as amended (the "1934 Act"), as a result of the transaction described below.

          Pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 6, 1998, between TDS Iowa and TDS Delaware, which had been a wholly-owned subsidiary of TDS Iowa, TDS Iowa merged with and into TDS Delaware, with TDS Delaware as the surviving corporation (the "Reincorporation Merger"). In the Reincorporation Merger, each Common Share, $1.00 par value, of TDS Iowa issued immediately prior to the Reincorporation Merger was automatically converted into one issued and fully paid and nonassessable Common Share, $.01 par value, of TDS Delaware, each Series A Common Share, $1.00 par value, of TDS Iowa issued immediately prior to the Reincorporation Merger was automatically converted into one issued and fully paid and nonassessable Series A Common Share, $.01 par value, of TDS Delaware, and each Preferred Share, without par value, of TDS Iowa issued immediately prior to the Reincorporation Merger was automatically converted into one issued and fully paid and nonassessable Preferred Share, $.01 par value, of TDS Delaware with the same rights, preferences and limitations as set forth in the original certificate of designation for the series related to such Preferred Share.

          In connection with the Reincorporation Merger, the Company intends to distribute (the "Distribution") as a stock dividend one United States Cellular Group Common Share, par value $.01 per share ("Cellular Group Share"), two-thirds of a TDS Telecommunications Group Common Share, par value $.01 per share ("Telecom Group Share") and two-thirds of an Aerial Communications Group Common Share, par value $.01 per share ("Aerial Group Share") with respect to each outstanding Common Share on the record date for the Distribution. Pursuant to Rule 416 promulgated under the 1933 Act, Registration Statements Nos. 33-57257 and 33-35172 are deemed to include such securities to be distributed as a stock dividend with respect to the Common Shares.

          Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectuses related to the Plans, as supplemented, relate to the 800,000 Common Shares registered by Registration Statement No. 33-57257, of which 797,401 shares are available for issuance, and the 450,000 Common Shares covered by Registration Statement No. 33-35172, of which 124,250 shares are available for issuance, as well as the 921,651 Cellular Group Shares, 614,434 Telecom Group Shares, and the 614,434 Aerial Group Shares to be distributed with respect to the Common Shares.

          The Reincorporation Merger, the Distribution and related transactions are described in the Proxy Statement of TDS Iowa and Prospectus of TDS Delaware, dated March 24, 1998, which is incorporated by reference herein. TDS Iowa and its successor TDS Delaware are herein referred to as "TDS," the "Company" or the "Registrant."

                                        PART I

                 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.   PLAN INFORMATION.*

ITEM 2.   REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the 1933 Act and the Note to Part I of Form S-8.

                                       PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents which have heretofore been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the 1934 Act, are incorporated by reference herein and shall be deemed to be a part hereof:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          3. The Company's Current Reports on Form 8-K, dated January 28, February 10, March 24, April 17, April 21 and April 27, 1998;

          4. The description of the Company's capital stock contained in the Company's Report on Form 8-A/A-3, dated May 22, 1998; and

          5. The Notice of Special Meeting and Proxy Statement of TDS Iowa and Prospectus of TDS Delaware, dated March 24, 1998, which is part of the Registrant's Registration Statement on Form S-4 (Registration No. 333-42535).

          All documents, subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          See Item 3.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Certain legal matters relating to the securities registered hereby will be addressed by Sidley & Austin, One First National Plaza, Chicago, Illinois 60603. The Company is controlled by a voting trust. Walter C.D. Carlson, a trustee and beneficiary of the voting trust and a director of the Company and certain subsidiaries of the Company, Michael G. Hron, the Secretary of the Company and certain subsidiaries of the Company, William S. DeCarlo, the Assistant Secretary of the Company and certain subsidiaries of the Company, Stephen P. Fitzell, the Secretary of certain subsidiaries of the Company, and Sherry S. Treston, the Assistant Secretary of certain subsidiaries of the Company, are partners of Sidley & Austin.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company's Restated Certificate of Incorporation contains a provision providing that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for breach of the director's or officer's duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

          The Restated Certificate of Incorporation also provides that TDS shall indemnify directors and officers of TDS, its consolidated subsidiaries and certain other related entities generally in the same manner and to the extent permitted by the Delaware General Corporation Law, as more specifically provided in the Restated Bylaws of TDS. The Restated Bylaws provide for indemnification and permit the advancement of expenses by TDS generally in the same manner and to the extent permitted by the Delaware General Corporation Law, subject to compliance with certain requirements and procedures specified in the Restated Bylaws. In general, the Restated Bylaws require that any person seeking indemnification must provide TDS with sufficient documentation as described in the Restated Bylaws and, if an undertaking to return advances is required, to deliver an undertaking in the form prescribed by TDS and provide security for such undertaking if considered necessary by TDS. In addition, the Restated Bylaws specify that, except to the extent required by law, TDS does not intend to provide indemnification to persons under certain circumstances, such as where the person was not acting in the interests of TDS or was otherwise involved in a crime or tort against TDS.

          Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), and against expenses (including attorney's fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

          Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys' fees) actually and reasonably incurred by such party in connection therewith.

          Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

          The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law.

          The Company has directors' and officers' liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Company, against amounts which such persons must pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable.

ITEM 8.   EXHIBITS.

          The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index. The Plan is not intended to be qualified under Section 401(a) of the Internal Revenue Code.

ITEM 9.   UNDERTAKINGS.

          The Company hereby undertakes:

          1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) to include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               PROVIDED, HOWEVER, that paragraphs 1.(a) and 1.(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

          2. that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          3. to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

          4. that, for the purposes of determining any liability under the 1933 Act, each filing of the Company's Annual Report pursuant to
               Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering hereof.

          5. that, insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 22nd day of May, 1998.

                              TELEPHONE AND DATA SYSTEMS, INC.

                              By:  /s/ LeRoy T. Carlson
                                   ---------------------------------------
                                   LeRoy T. Carlson, CHAIRMAN


                                  POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints LeRoy
T. Carlson and LeRoy T. Carlson, Jr., and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate applications, statements, consents and other documents as may be necessary or expedient to register securities of the Registrant for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment has been signed below by the following persons in the capacities and on the 22nd day of May, 1998.

              Signature                                Title

  /s/LeRoy T. Carlson               CHAIRMAN AND DIRECTOR
     ---------------------------
          LeRoy T. Carlson

  /s/LeRoy T. Carlson, Jr.          PRESIDENT AND DIRECTOR (CHIEF EXECUTIVE
     ---------------------------    OFFICER)
        LeRoy T. Carlson, Jr.

  /s/Murray L. Swanson              EXECUTIVE VICE PRESIDENT - FINANCE AND
     ---------------------------    DIRECTOR (PRINCIPAL FINANCIAL OFFICER)
          Murray L. Swanson

 /s/James Barr III                  DIRECTOR
     ---------------------------
           James Barr III

 /s/Rudolph E. Hornacek             DIRECTOR
     ---------------------------
         Rudolph E. Hornacek

 /s/Donald C. Nebergall             DIRECTOR
     ---------------------------
         Donald C. Nebergall


                        PAGE 1 OF 2 SIGNATURE PAGES TO
 POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 RE: 1994 LONG-TERM INCENTIVE PLAN
        AND 1988 STOCK OPTION PLAN AND STOCK APPRECIATION RIGHTS PLAN

 /s/Herbert S. Wander               DIRECTOR
     ---------------------------
          Herbert S. Wander

 /s/Walter C.D. Carlson             DIRECTOR
     ---------------------------
         Walter C.D. Carlson

  /s/Letitia C.G. Carlson           DIRECTOR
     ---------------------------
        Letitia C.G. Carlson

 /s/Donald R. Brown                 DIRECTOR
     ---------------------------
           Donald R. Brown

                                    DIRECTOR
     ---------------------------
            George W. Off

 /s/Martin L. Solomon               DIRECTOR
     ---------------------------
          Martin L. Solomon

 /s/ Gregory J. Wilkinson           VICE PRESIDENT AND CONTROLLER (PRINCIPAL
     ---------------------------    ACCOUNTING OFFICER)
        Gregory J. Wilkinson


                        PAGE 2 OF 2 SIGNATURE PAGES TO
 POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 RE: 1994 LONG-TERM INCENTIVE PLAN
         AND 1988 STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

                                    EXHIBIT INDEX

          The following documents are filed herewith or incorporated herein by reference.

EXHIBIT
   NO.              DESCRIPTION
---------           -------------

     4.1 Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A/A-3)

     4.2 Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form 8-A/A-3)

     5    Opinion of Counsel

    23.1  Consent of Independent Public Accountants

    23.2  Consent of Counsel (contained in Exhibit 5)

    24    Powers of Attorney (included on Signature Page)

    99.1  1994 Long-Term Incentive Plan (incorporated herein by reference to
          Exhibit 99.1 to the Registrant's Registration Statement on Form S-8 (Registration No. 33-57257))

    99.2 1988 Stock Option and Stock Appreciation Rights Plan (incorporated hereby reference to Exhibit 4(1) to the Registrant's Registration Statement on Form S-8 (Registration No. 33-35172))

    99.3 Amendments and Adjustment to 1994 Long-Term Incentive Plan and 1988 Stock Option and Stock Appreciation Rights Plan (incorporated herein by reference to Proposal 2 in the Proxy Statement/Prospectus dated March 24, 1998, which is part of the Registrant's Registration Statement on Form S-4, Registration No. 333-42535).